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Tracy Staniland	Peter Cauley	Stephen Greene
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DataMirror Corporation	DataMirror Corporation	617-587-2872
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tstaniland@datamirror.com	pcauley@datamirror.com

Teranet Selects DataMirror iReflect™ for Oracle9i™ High Availability

e-Government and e-Commerce Applications Gain Heightened Resiliency

Within Oracle® Environments

MARKHAM, CANADA – (June 4th, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC),

a leading provider of enterprise application integration and resiliency solutions, today announced that Teranet Inc., an innovator and leader in e-commerce and e-government solutions, has selected DataMirror iReflect software for its Oracle9i high availability needs. With iReflect in place, Teranet can ensure the availability of its soon-to-be-launched centralized system called “Foundation”, which contains mission-critical e-Government and e-Commerce applications including several key applications for the Government of Ontario, Canada.

Prior to selecting iReflect, Teranet performed nightly backups of its Oracle applications, which proved to be a cumbersome process. With iReflect’s comprehensive log-based replication capabilities, the Company will now be able to efficiently manage its IT environment and promote 24/7 business continuity.

“The important nature of the data that we house on our Oracle systems necessitates the reliability and availability of our systems,” explains Joe deSouza, Director, Systems and Development, Teranet Inc. “Our clients must be able to access the information they need day or night – even during planned and unplanned downtime. We’re certain that iReflect will provide us with the data resiliency and high availability support we need to effectively manage and grow our advanced centralized system.”

“Teranet’s adoption of iReflect illustrates the traction that Oracle high availability is gaining within business environments,” says Nigel Stokes, CEO, DataMirror. “With a growing number of applications residing on Oracle databases, many companies are re-evaluating the resiliency of their systems and are taking measures to ensure the data within these systems remains continuously available at all times.”

About DataMirror iReflect

DataMirror iReflect uses intelligent database-level mirroring to achieve superior uptime and availability for data assets on Oracle9i. The iReflect log-based solution mirrors Oracle database transactions from the primary system to the backup system in real-time. It has the ability to detect primary system failure and invoke operational switching to enable highly available business operations in Oracle environments. iReflect can also be easily configured for efficient data distribution within Oracle9i.

About Teranet

Teranet Inc. develops business-to-government (B2G) and business-to-business (B2B) e-service solutions that enable organizations to greatly enhance the services they provide to their customers. With a unique combination of capabilities and state-of-the-art systems, Teranet is at the forefront of delivering service potential in the land, legal, and financial services industries as well as enabling electronic government service delivery.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

Over 1,700 companies have gone live with DataMirror software including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices worldwide. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, iReflect, LiveBusiness and The experience of now are trademarks or registered trademarks of DataMirror Corporation. Teranet is a registered trademark of Teranet Inc. All other brand or product names are trademarks or registered trademarks of their respective companies.